NEWS RELEASE


March 18, 1996

               AMERICAN EXPLORATION COMPANY AND DOMINION RESERVES
           ACQUIRE GULF OF MEXICO OIL AND GAS RESERVES FOR $56 MILLION

        HOUSTON, TX - Dominion Reserves, Inc. and American Exploration Company annouced today that they have jointly purchased working interests in five Gulf of Mexico blocks from a private seller for $56 million. Dominion Reserves, an oil and gas unit of Dominion Energy, Inc., of Richmond, Virginia, owns 75 percent of the acquired interests and American Exploration owns 25 percent.

        The estimated proved reserves net to the acquired interest total 45 Bcf of gas and 2.4 million barrels of crude oil and liquids. Thirty-five percent of the proved reserves are undeveloped and additional unproved reserve potential has been identified. The developed properties currently have net production of approximately 23,000 Mcf of gas and 2,600 barrels of crude oil and liquids per day. American Exploration will operate three blocks, High Island 45, East Cameron 129 and South Marsh Island 133 which together represent 97 percent of the proved reserves.

        Commenting for American Exploration, Mark Andrews, Chairman and CEO said, "In addition to having a positive impact on per share reserve value, production and cash flow, this acquisition fits well with our strategy of establishing a position in areas of the Gulf of Mexico where we see opportunities to use our operating capabilities to create additional value. We now hold interests in or control 25 blocks in the Gulf and have acquired over 600 square miles of 3-D seismic data. An active exploration and development program is planned in 1996."

        G.E. Lake, Jr., Senior Vice President-Oil and Gas at Dominion Energy, added "This venture helps us to accomplish several strategic objectives guiding the growth of our natural gas and oil business. It moves us toward our business goal of establishing a growing, profitable and balanced portfolio of oil and natural gas reserves. It also gives us an high quality reserve and production base in the Gulf, where we have been seeking to build a business, and it provides a lower risk balance to our planned offshore exploration activities. These properties also provide immediate cash flow and earnings with further upside potential through higher prices and additional reserve recovery from compression and drilling."